Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Document on Form S-1/A of Coeptis Therapeutics Holdings, Inc. of our report dated March 27, 2025, relating to our audit of the consolidated financial statements of Coeptis Therapeutics Holdings, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Form S-1/A.

Tampa, Florida

April 3, 2025